Exhibit 10.2
PURCHASE AND SALE OF ROYALTY PAYMENT STREAM AND TERMINATION OF ROYALTY AGREEMENT

THIS PURCHASE AND SALE OF ROYALTY PAYMENT STREAM AND TERMINATION OF ROYALTY AGREEMENT (“Agreement”) is effective as of August 2, 2021 (the “Effective Date”), regardless of the actual date of signature, by and among CARRABBA’S ITALIAN GRILL, LLC (formerly Carrabba’s Italian Grill, Inc.), a Florida limited liability company having its principal office located at 2202 N. West Shore Blvd., Suite 500, Tampa, Florida 33607 (“CIGI”), OSI RESTAURANT PARTNERS, LLC (formerly OSI Restaurant Partners, Inc., formerly Outback Steakhouse, Inc.), a Delaware limited liability company having its principal office located at 2202 N. West Shore Blvd., Suite 500, Tampa, Florida 33607 (“OSI”), Mangia Beve, Inc., a Texas corporation having its principal office located at 3131 Argonne Street, Houston, Texas, 77098 (“MBI”), Mangia Beve II, Inc., a Texas corporation having its principal office located at 3131 Argonne Street, Houston, Texas 77098 (“MBI2”), Original, Inc. (formerly Carrabba, Inc.), a Texas corporation having its principal office located at 3131 Argonne Street, Houston, Texas 77098 (“CI”), Voss, Inc. (formerly Carrabba Woodway, Inc.), a Texas corporation having its principal office located at 3131 Argonne Street, Houston, Texas 77098 (“CWI”), John C. Carrabba, III, an individual residing in the state of Texas (“Johnny Carrabba”), Damian C. Mandola, an individual residing in the state of Texas (“Damian Mandola”) and John C. Carrabba, Jr., an individual residing in the state of Texas (“John Carrabba, Jr.”). CIGI, OSI and Founders (as defined below) are referred to collectively as the “parties” or sometimes separately as a “party.” Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Royalty Agreement.
RECITALS
WHEREAS, CIGI, OSI and Founders are parties to that certain Royalty Agreement dated as of April, 1995, as amended by that certain First Amendment to Royalty Agreement dated January, 1997, that certain Second Amendment to Royalty Agreement dated April 7, 2010, that certain Third Amendment to Royalty Agreement dated June 1, 2014, and that certain Fourth Amendment to Royalty Agreement dated May 1, 2017 (collectively, the “Royalty Agreement”);
WHEREAS, the Royalty Agreement assigned and transferred to CIGI full and absolute ownership, right, title and interests in and to the System and Proprietary Marks (as those terms are defined below) relating to the Carrabba’s Italian Grill® restaurant concept, including all elements, characteristics and property thereof and all goodwill associated therewith (collectively, the “Carrabba’s IP”);
WHEREAS, the Founders own and operate the original Carrabba’s restaurant located at 3115 Kirby Drive, Houston, Texas 77098 (including any alternative [but not additional] address approved by CIGI in accordance with this Agreement, the “Kirby Restaurant”) and a second Carrabba’s restaurant located at 1399 South Voss Rd., Houston, Texas 77057 (including any alternative [but not additional] address approved by CIGI in accordance with this Agreement, the “Voss Restaurant” and, together with the Kirby Restaurant, referred to herein as the “Original Restaurants”), which have been in operation since 1986 and 1988, respectively;
WHEREAS, as of the Effective Date, there are no existing or effective partnership, joint venture, license or franchise agreements, oral or written, between CIGI or OSI, on the one hand, and Founders, or any of them, on the other hand, or between the parties’ respective Affiliates, related to any Restaurants, all such agreements and arrangements contemplated by or referred to in the Royalty Agreement, or otherwise, having been heretofore terminated, except for certain rights granted to CI and CWI, respectively, for the operation of the Original Restaurants, as further described herein below;

AND, WHEREAS, after negotiations, the Founders desire to sell all of their right, title and interest in and to the future stream of royalty payments provided for in the Royalty Agreement (the “Royalty Payment Stream”) and CIGI desires to purchase the Royalty Payment Stream, with the result being the termination of the Royalty Agreement on the terms and conditions described in this Agreement. The parties have sought and received advice of counsel and enter into this Agreement freely.
NOW, THEREFORE, in consideration of these premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
OPERATIVE TERMS

1.Definitions. For purposes of this Agreement, the following definitions shall apply:
a)“Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another.
b)“BBI Entities” shall mean each of CIGI and OSI, individually and collectively, and their Affiliates, successors and permitted assigns.
c)“Brand Gift Cards” shall mean any gift certificates, gift cards, stored value cards, bonus cards or similar cards issued by or on behalf of CIGI or its Affiliate, whether prior to or after the Effective Date of this Agreement, and redeemable at Carrabba’s Italian Grill® restaurants, whether owned and operated by CIGI, its Affiliates, or its other licensees/franchisees.
d)“Founder Gift Cards” shall mean any gift certificates, gift cards, stored value cards, bonus cards or similar cards issued by or on behalf of CI or CWI, whether prior to or after the Effective Date of this Agreement, and redeemable at the Original Restaurants.
e)“Founders” shall mean each of MBI, MBI2, CI, CWI, Johnny Carrabba, Damian Mandola and John Carrabba, Jr., individually and collectively, jointly and severally, and their Affiliates, heirs, administrators, representatives, successors and permitted assigns.
f)“Licensed Marks” shall mean the Proprietary Marks, excluding the “Abbraccio” trade name and service mark and other trademarks, trade names, service marks, logos, emblems and other indicia of origin that CIGI (or its Affiliates) now or hereafter designates for use in connection with the System for Restaurants located outside of the U.S. (collectively, the “Excluded Marks”).
g)“Net Sales” shall means all revenue from sales conducted upon or from the restaurant, whether from check, cash, credit, charge account, debit account, exchange, trade credit, other credit transactions, barter or otherwise, including, without limitation, any implied or imputed Net Sales from any business interruption insurance, but excluding (i) sales for which cash has been refunded, if those sales were previously included in Net Sales; (ii) federal, state, or municipal sales, use or service taxes collected from customers and paid to the appropriate taxing authority; and (iii) the face value of coupons or discounts that customers redeem.

h)“Proprietary Marks” shall mean, collectively and individually, the trade name and service mark “Carrabba’s Italian Grill” and all other trademarks, trade names, service marks, logos, emblems and other indicia of origin used to identify the System, together with all goodwill associated with any of the foregoing, all as are now or hereafter designated by CIGI for use in connection with the System.
i)“System” shall mean the Carrabba’s Italian Grill® restaurant concept and system and all elements, characteristics and properties thereof, including, without limitation, recipes and menu items; distinctive motif, design, décor and furnishings; equipment and signage; trade dress, the Proprietary Marks, trade secrets, know-how and other intellectual property; uniform standards, specifications and procedures for operations, quality and uniformity of products and services offered; procedures for inventory and management control; training and assistance; guest experience technology and programs; marketing, advertising and promotional programs; together with all goodwill associated therewith; all of which may from time to time be changed, improved and further developed by CIGI.
2.Purchase and Sale of Royalty Payment Stream and Termination of Royalty Agreement. Subject to payment of the Royalty Stream Purchase Price as provided in Section 3 and the GC Payments in Section 4 below, MBI2 hereby sells to CIGI all of its right, title and interest in and to the Royalty Payment Stream and CIGI herby purchases all of MBI2’s right, title and interest in and to the Royalty Payment Stream, and the Royalty Agreement is hereby terminated as of the Effective Date. Accordingly, as of the Effective Date, all provisions of the Royalty Agreement will be of no further force of effect, except for the confidentiality obligations and post-term restrictive covenants in Article 5 of the Royalty Agreement which are incorporated into this Agreement by this reference. In connection with the foregoing, each of the Founders covenant and agree that MBI2 holds all rights to receive the Royalty Payment Stream, that MBI2 has the sole right to sell and assign the Royalty Payment Stream and that none of the other Founders, or any other parties, have any such rights.

3.Royalty Payment Stream Purchase. CIGI shall pay to MBI2 an aggregate amount equal to Sixty-One Million Dollars ($61,000,000) (the “Royalty Payment Stream Purchase Price”). The Royalty Payment Stream Purchase Price shall be paid on the Effective Date by wire transfer to a bank account designated by MBI2. As of the Effective Date, all royalty obligations under Article III of the Royalty Agreement (whether for U.S. Restaurants, international Restaurants, product sales or otherwise, and whether operating under the name “Carrabba’s,” “Abbraccio” or other Proprietary Marks) shall be deemed fully satisfied and extinguished, except that CIGI shall pay monthly royalties accrued for U.S. Restaurants for periods (including a partial month period) prior to the Effective Date of this Agreement, which shall be paid within thirty (30) days from such Effective Date. “U.S. Restaurants” shall mean Carrabba’s Italian Grill® Restaurants located in the U.S.
4.GC Payments. On the Effective Date, in addition to the Royalty Payment Stream Purchase Price, CIGI shall pay (i) to CI an aggregate amount equal to Four Hundred Forty Thousand Dollars ($440,000) and (ii) to CWI an aggregate amount equal to Four Hundred Forty Thousand Dollars ($440,000) (collectively the “GC Payments”) as consideration and payment in full for any and all Brand Gift Cards (as defined below) redeemed at the Original Restaurants following the Effective Date. The GC Payments shall be paid by wire transfer to bank account designated by CI and CWI.

5.Gift Card Liability.
a)Notwithstanding Section 5(d) below, Founders agree to accept and redeem Brand Gift Cards at the Original Restaurants, consistent with past practices, following the Effective Date and for so long as the Original Restaurants continue to operate under the “Carrabba’s” brand name or using other Licensed Marks. In connection with such redemptions, Founders acknowledge and agree that, in exchange for the GC Payments, BBI Entities shall have no liability or obligation with respect thereto, it being understood and agreed that the GC Payments are given as consideration and full satisfaction for any and all redemptions of Brand Gift Cards at the Original Restaurants following the Effective Date, provided such redemptions do not increase materially from redemption levels prior to the Effective Date (based on aggregate dollar amount per annum).
b)Notwithstanding Section 5(c) below, following the Effective Date and for so long as the Original Restaurants continue to operate under the “Carrabba’s” brand name or other Licensed Marks, CIGI shall continue to honor and redeem, consistent with past practices, any Founder Gift Cards presented by customers at Carrabba’s Italian Grill® Restaurants located in the U.S. and operated by CIGI or its Affiliates, and Founders shall have no liability to reimburse CIGI or its Affiliates for redemptions that occur after the Effective Date of this Agreement, provided such redemptions do not increase materially from redemption levels prior to the Effective Date (based on aggregate dollar amount per annum).
c)Founder Gift Cards printed or produced following the Effective Date shall include disclaimer language to the effect that such gift cards are not redeemable at Carrabba’s Italian Grill® Restaurants operated by CIGI or its Affiliates or other licensees/franchisees. Founder Gift Cards may be offered or sold on website(s) maintained by Founders exclusively for the Kirby Restaurant and/or Voss Restaurant (the “Websites”) but shall not otherwise be offered or sold via the Internet (or other forms of electronic commerce) or through third party retailers or distributors. Founder Gift Cards shall not be offered or sold via the Websites at more than a twenty-five percent (25%) discount from face value.
d)Brand Gift Cards printed or produced following the Effective Date, and which are specific to the Carrabba’s® brand, shall include disclaimer language to the effect that such gift cards are not redeemable at the original Carrabba’s restaurants located on Kirby and Voss in Houston, Texas.
6.Ownership of Carrabba’s IP. Founders acknowledge and agree (i) to their knowledge, CIGI is the sole and exclusive owner of all rights, title and interest in and to the Carrabba’s IP, and (ii) CIGI’s ownership in and to the Carrabba’s IP is free of any lien, claim, encumbrance, retained interest or reversionary right on the part of Founders, subject to and except only for the Kirby License and Voss License (as those terms are defined in Section 7 below). Founders each expressly acknowledge and agree that:
a)To the knowledge of Founders, the Proprietary Marks are valid and serve to identify the System and those who are authorized to operate under the System, and each of the Founders will take no position that is inconsistent with the foregoing;
b)Founders will not directly or indirectly contest the validity or ownership of the Proprietary Marks or any other Carrabba’s IP;

c)Founders will not register or apply to register any corporate name, trademark, copyright, design registrations or any other proprietary rights, in any country, state or other jurisdiction, utilizing any of the Proprietary Marks or other component of the Carrabba’s IP;
d)Except pursuant to the Kirby License and the Voss License, Founders will not, directly or indirectly, (i) use any Proprietary Marks or other Carrabba’s IP in connection with the operation of any other business or otherwise; or (ii) use any reproduction, counterfeit or copy of the Proprietary Marks, or any confusingly similar marks or other Carrabba’s IP, either in connection with any other business or the promotion thereof, which is likely to cause confusion, mistake or deception, or which is likely to dilute CIGI’s rights in and to the Proprietary Marks or other Carrabba’s IP. Founders further agree not to utilize any designation of origin, description or representation, including, without limitation, distinctive trade dress, which falsely suggests or represents an association or connection with CIGI or similarity to the Carrabba’s® brand or System, including, but not limited to, the use of substantially similar menu items, recipes, naming conventions for menu items, trade dress, décor or operating systems, and references to “Carrabba’s” in marketing, promotions, or descriptions of other business(es) which Founders (or any of them) now or hereafter own, operate or have any interest in. Without limiting the foregoing, Founders acknowledge and agree that the menu items identified on Exhibit A attached hereto, including the recipes and menu naming conventions used in connection therewith (the “Signature Menu Items”), constitute Carrabba’s IP and are owned solely and exclusively by CIGI (although subject to the Kirby License and the Voss License).
e)Founders use of the System and/or any Proprietary Marks pursuant to this Agreement does not give them any ownership interest or other interest in or to any of the Carrabba’s IP, except the rights specifically granted by the Kirby License or the Voss License;
f)Any and all goodwill arising from any use of the Proprietary Marks or other Carrabba’s IP shall insure solely and exclusively to the benefit of CIGI and its Affiliates;
g)CIGI shall not be obligated to obtain or maintain registrations of any Proprietary Marks. CIGI may periodically add or discontinue the use of any Proprietary Marks and/or substitute different Proprietary Marks for use in identifying the System and Carrabba’s Italian Grill® restaurants, in its sole judgement; and
h)Except for the non-exclusive License Agreements granted to Licensees pursuant to Section 7 below, CIGI does not grant to Founders any rights and/or interest in any Carrabba’s IP, and CIGI has and retains all rights to the Proprietary Marks and System not expressly granted to Licensees in this Agreement.
7.Original Restaurants - Grant of License.

a)Subject to the terms and conditions contained herein, CIGI hereby grants to CI, and CI hereby accepts, a non-exclusive, non-transferrable (except as otherwise set forth herein), royalty-free license to use the Licensed Marks and System solely in connection with the operation of the Kirby Restaurant (the “Kirby License”). The Kirby License does not include any right to grant sublicenses.
b)Subject to the terms and conditions contained herein, CIGI hereby grants to CWI, and CWI hereby accepts, a non-exclusive, non-transferrable (except as otherwise set forth herein), royalty-free license to use the Licensed Marks and System solely in connection with the operation of the Voss Restaurant (the “Voss License” and, together with the Kirby License, referred to herein as the “License Agreements”). The Voss License does not include any right to grant sublicenses.
c)The parties agree that the Kirby License and Voss License shall hereby supersede and replace the CI License Agreement and the CWI License Agreement, respectively (as those terms are defined in the Royalty Agreement), effective as of the Effective Date. The CI License and CWI License Agreement shall be deemed null and void as of the Effective Date.
d)The Kirby License and the Voss License shall remain in effect for so long as the Kirby Restaurant and the Voss Restaurant, respectively, remain in operation and open to the public, unless the License Agreement(s) are otherwise terminated in accordance with this Section 7 (the “License Term”). For purposes of this Agreement, the Kirby Restaurant and the Voss Restaurant shall be deemed to be in operation and open to the public even if circumstances provide for a temporary closure of the Kirby Restaurant or the Voss Restaurant, which temporary circumstances may include, but not be limited to remodeling or renovation, fire, storm, flood, pandemic, labor strike or similar action or other circumstances outside the control of the Founders, so long as the owner of the Kirby Restaurant and the Voss Restaurant, as applicable, are using their best commercial efforts to cause the applicable restaurant to return to being open and serving customers with reasonable promptness.
e)During the License Term, in addition to all other covenants, obligations and requirements set forth in this Agreement, the parties hereto agree as follows:
A.The restaurant premises shall be used solely for the operation of the Kirby Restaurant and the Voss Restaurant licensed hereunder, which shall offer Italian food under the “Carrabba’s” name.
B.CI and CWI (together, the “Licensees”) are each permitted hereunder to (i) use and display the Licensed Marks in connection with advertising, marketing and promotion for the Original Restaurants, including on their websites and applications, menus and marketing materials; (ii) use and display, at the Original Restaurants, interior and exterior signs, logos and marketing using the Licensed Marks; and (iii) otherwise use and display the Licensed Marks as approved by CIGI in writing, in connection with the operation of the Original Restaurants.
C.Licensees shall (i) comply with all federal, state and local laws, rules and regulations, including, but not limited to, applicable data security and privacy laws, and all then-current Payment Card Industry Data Security Standards; and (ii) obtain and maintain all permits, certificates or licenses necessary for the full and proper conduct of the Original Restaurants. Without limiting the foregoing, Licensees shall meet and maintain all health and safety standards at required industry levels or above applicable to the operation of the Kirby Restaurant and/or Voss Restaurant.
D.Licensees shall maintain the interior and exterior of the Original Restaurants with all reasonable cleanliness, sanitation and repair and in accordance with applicable laws and regulations and generally consistent with the prior operation of the Original Restaurants and will ensure that the Original Restaurants maintain adequate staffing and supervision during all hours of operation.
E.Licensees shall maintain in full force and effect insurance policies, written by financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customary and appropriate for the restaurant industry and the operation of the Original Restaurants, including, but not limited to, comprehensive general liability insurance, liquor liability insurance, automobile liability insurance, workers’ compensation insurance and any other insurance required by applicable law.
F.Licensees shall identify themselves as the owner(s) of the Original Restaurants in conjunction with any use of the Licensed Marks, including, but not limited to, uses on invoices, order forms, receipts, contracts, business forms, websites, and social media accounts, as well as the display of a conspicuous notice on the premises of the Original Restaurants.
G.Licensees shall not use the Licensed Marks as part of their corporate or other legal name.
H.Licensees will not operate the Original Restaurants or use the Licensed Marks or System in any manner that reflects adversely in a material manner on the Carrabba’s Italian Grill® brand or System.
f)The right to use the Licensed Marks and System granted to CI and CWI pursuant to the License Agreements is non-exclusive and limited solely to the operation of the Original Restaurants. CIGI and its Affiliates have and retain all other rights to the Licensed Marks and all other Carrabba’s IP not expressly granted to Licensees in this Agreement.
g)Notwithstanding any language to the contrary in this Agreement, it is expressly understood and agreed that the License Agreements do not grant any rights to Licensees to use the Excluded Marks (or any part or variation thereof). Any use of the Excluded Marks will be deemed a material breach of this Agreement.
h)Licensees agree that any unauthorized use of the Licensed Marks or other Carrabba’s IP shall constitute an infringement of CIGI’s rights and a breach of this Agreement. Without limiting the generality of the foregoing, Licensees shall not use, or authorize any other party to use, the Licensed Marks in connection with the manufacture of any product, unless otherwise agreed in writing by CIGI, in its sole discretion.
i)Licensees shall promptly notify CIGI if any legal action is instituted against Licensee(s) relating to their use of the Licensed Marks, and CIGI shall have the right to take all actions it deems necessary or appropriate to protect its ownership and interest in the Proprietary Marks. Licensees shall have the right, but not the obligation, to participate and cooperate with CIGI in any such action. Licensees shall promptly notify CIGI of any actual or potential (based upon Licensees good faith belief) infringement, counterfeiting, challenge, or unauthorized use of the Licensed Marks or other Carrabba’s IP by any third party of which Licensee(s) become aware.
j)CIGI is not required to protect Licensees’ right to use the Licensed Marks, nor to protect Licensees against third party claims of infringement or unfair competition arising from their use of the Licensed Marks. Without limiting the foregoing, CIGI shall not be required to defend or indemnify CI or CWI for expenses or damages if CI or CWI is a party to an administrative or judicial proceeding involving any Licensed Marks or if the proceeding is resolved unfavorably to CI and/or CWI.

k)Except for Permitted Transfers and Employee Transfers (as those terms are defined in Section 16), the License Agreements shall not be directly or indirectly assigned or transferred, in whole or in part, without CIGI’s prior written consent in accordance with the terms of Section 16 and compliance with the ROFR in Section 8. Any purported transfer, by operation of law or otherwise, in violation of those provisions, shall be null and void and shall constitute a breach of this Agreement. Without limiting the foregoing, the parties agree that any change-in-control of CI or CWI shall be deemed a “transfer” unless such change-in-control is in favor of a Permitted Transferee or is an Employee Transfer.
l)If CIGI reasonably determines that either CI or CWI is in material default of its obligations under the Kirby License or Voss License, as applicable, CIGI may, at its option, notify the defaulting party that it will have thirty (30) calendar days after its receipt of such written notice of default within which to remedy such material default (or such longer period if CI or CWI promptly and diligently works to remedy such default, if completion of the cure reasonably takes longer than thirty (30) calendar days), and to provide evidence of such remedy to CIGI. If such default is not cured within the specified time, CIGI will have the right to immediately terminate the applicable License Agreement by providing written notice of termination to the defaulting party.
m)The Kirby License or Voss License, as applicable, shall automatically terminate without notice if CI or CWI: (i) close or cease operations of the Kirby Restaurant or the Voss Restaurant, including any rebranding of such restaurant(s), other than a temporary closure as provided in Section 7(d) above; (ii) files a voluntary petition in bankruptcy or any pleading seeking any reorganization, liquidation, or dissolution under any law, or admits or fails to contest the material allegations of any such pleading filed against it; (iii) an order for relief is entered against it under the Bankruptcy Code; (iv) is adjudicated as insolvent; (v) a receiver is appointed for a substantial part of its assets; (vi) there is an abatement of the claims of creditors of such party under any law; or (vii) such party is voluntarily or involuntarily liquidated by or for the benefit of creditors or makes an assignment for the benefit of creditors, or similarly disposes of its assets.
n)Upon termination of the License Agreement(s) for any reason, Licensee(s) shall immediately cease to use the System and Licensed Marks and shall promptly make such modifications or alterations to the premises of the Kirby Restaurant and/or the Voss Restaurant, as applicable, to distinguish the appearance of said premises from that of other Carrabba’s Italian Grill® restaurants.
o)While the Kirby Restaurant is currently located at 3115 Kirby Drive, Houston, Texas 77098 and the Voss Restaurant is currently located at 1399 South Voss Road, Houston, Texas 77057, in the event CI (with respect to the Kirby Restaurant) or CWI (with respect to the Voss Restaurant) determines it is necessary or desirable to relocate its respective restaurant, it shall be entitled to do so as long as (i) the new restaurant location is within a five (5) mile radius of the original location; (ii) the new restaurant location is substantially of the same quality of building and improvement as the original restaurant; and (iii) the premises of the original restaurant is modified to distinguish its appearance from that of other Carrabba’s Italian Grill® restaurants.
8.ROFR. For so long as the Kirby License and/or the Voss License remain in effect, CIGI will have a right of first refusal (“ROFR”), as follows:
a)Any Founder(s) (hereinafter “Transferor”) desiring to accept a bona fide offer from a prospective purchaser of any interest in the Kirby Restaurant and/or Voss Restaurant (whether by sale of assets, sale of equity interest, merger, consolidation or otherwise) shall, within five (5) business days of receipt of such offer and prior to acceptance thereof, provide written notice to

CIGI (hereinafter “Notice of Offer”) of each such offer. The Notice of Offer shall specify the interest to be transferred (hereinafter “Interest”), the identity of the offeror, the purchase price and manner of payment. Transferor shall also provide such other documents and information relating to the offeror and/or the offer as CIGI reasonably requests.
b)Upon receipt of a Notice of Offer, CIGI shall have the right and option to purchase, and Transferor shall be obligated to sell to CIGI, the Interest upon the same terms and conditions contained in the Notice of Offer. In the event the consideration, terms and/or conditions contained in the Notice of Offer are such that CIGI may not reasonably be required to furnish the same consideration, terms and/or conditions, CIGI shall notify Transferor and CIGI shall have the right to substitute therefor the reasonable cash equivalent. If CIGI and Transferor cannot agree on the reasonable cash equivalent within fifteen (15) business days of receipt of the Notice of Offer, CIGI and Transferor shall each appoint an independent, qualified M.A.I. appraiser to determine the reasonable cash equivalent. If the two (2) appraisers so appointed cannot agree on the reasonable cash equivalent, they shall appoint a third independent, qualified M.A.I. appraiser to determine a third appraisal of the reasonable cash equivalent. The final reasonable cash equivalent shall be the average of the two (2) closest appraisals. The determination of such appraisers shall be final and binding on all parties.
c)CIGI may exercise the ROFR granted in this Section 8 by providing written notice (“Notice of Exercise”) to Transferor on or before  the later of (i) thirtyfive (35) days from receipt of the Notice of Offer; (ii) fifteen (15) days from the date of receipt of all additional information and documents relating to the offeror and/or the offer requested by CIGI pursuant to (a) above; or (iii) twenty (20) days from receipt of written determination by the appraiser of reasonable cash equivalent pursuant to subsection (b) above, if applicable. In the event CIGI desires to request additional information and documents relating to the offeror and/or the offer, such requests shall be made within ten (10) business days from receipt of the Notice of Offer.
d)The closing for any purchase by CIGI hereunder shall be consummated and closed in CIGI’s principal office at a mutually agreed upon date and time, provided that such closing shall be held within seventy-five (75) days from the date of Notice of Exercise. At the closing, Transferor shall execute and deliver to CIGI such documents, affidavits and instruments as are necessary or appropriate, to transfer good and marketable title in the Interest to CIGI, free and clear of any lien, claim or encumbrance (except as otherwise specified in the Notice of Offer). Transferor shall execute and deliver to CIGI such representations, warranties and indemnities as are customary or appropriate, in connection with the transfer of property of a kind similar to the Interest. Transferor (and its owners) shall sign a noncompetition undertaking in favor of CIGI that contains the restrictions in Section 11 and Section 6(d) hereof. CIGI shall deliver the purchase price to Transferor in accordance with the Notice of Offer and/or determination of reasonable cash equivalent. If the Interest includes real property, Transferor shall deliver to CIGI an owner’s title insurance policy (on the form promulgated by the Texas Department of Insurance), issued by a company acceptable to CIGI’s counsel, insuring CIGI’s title to the real property for the full amount of the purchase price without any exceptions or exclusions except for those acceptable to CIGI.  Transferor shall use its best efforts and due diligence to cure any title defects and the closing shall be extended for a reasonable cure period; provided Transferor shall have no obligation to incur any costs in connection with such cure efforts other than costs related to the release of liens filed against such real property.  All costs, fees, document taxes and other expenses incurred in connection with the transfer of the Interest shall be allocated in accordance with the Notice of Offer; provided that Transferor shall be responsible for the base premium of the Owner’s Policy and CIGI shall be responsible for to costs of any endorsements required by CIGI, and any costs not allocated in the Notice of Offer shall be paid in accordance with customary practices in Houston, Texas.

e)As to any particular Notice of Offer, if CIGI does not exercise the ROFR within the time limit of (c) above, or if CIGI, through no fault of Transferor, fails to close the purchase of the Interest within the time limit of (d) above, then as to such particular Notice of Offer only, Transferor shall be free to transfer the Interest solely to the offeror named in the Notice of Offer upon the same terms and conditions contained in the Notice of Offer; provided however:
i)such transfer shall be subject to compliance with all terms and provisions of Section 16, including CIGI’s and OSI’s prior written consent. For purposes of this Section, such consent shall be considered within thirty-five (35) days after receipt of the Notice of Offer and shall not be unreasonably withheld or delayed past the end of such period (provided CIGI and OSI have elected not to exercise their ROFR). CIGI and OSI shall not unreasonably withhold consent to the proposed transfer if the following conditions are satisfied: (A) the proposed transferee possesses a good moral character, business reputation, and credit rating and has sufficient business experience, aptitude and ability, including adequate financial resources, to operate the Kirby Restaurant and/or Voss Restaurant, as applicable; (B) the proposed transferee does not violate the competitive restrictions of Section 11(b) hereof; and (C) CIGI and OSI reasonably determine that the purchase price and payment terms of the transfer will not have a material adverse effect on the Kirby Restaurant and/or Voss Restaurant, as applicable.
ii)such transfer shall be consummated and closed on or before the earlier of: (A) if CIGI has not exercised its ROFR, seventy-five (75) days from the expiration date for exercise of the ROFR pursuant to (c) above or notice from CIGI that it does not intend to exercise its ROFR; or (B) if CIGI has exercised the ROFR but failed to close through no fault of Transferor, seventy-five (75) days from the expiration date for closing pursuant to (d) above;
iii)the transferor shall execute a general release, in form acceptable to CIGI and OSI, of any and all claims against the BBI Entities; and
iv)if the transfer involves all or substantially all the assets of the Kirby Restaurant and/or Voss Restaurant, or a controlling interest (direct or indirect) in CI or CWI, as applicable (or other entity that then owns/operates the Kirby Restaurant and/or Voss Restaurant), the transferee shall sign CIGI’s standard form of franchise agreement (including, without limitation, owner guarantees) then being offered to new Carrabba’s restaurant franchisees, which agreement shall supersede the Kirby License and/or Voss License, as applicable, in all respects; provided, however, the transferee shall not be required to pay an initial franchise fee or ongoing royalty fee for a period of fifteen (15) years from the effective date of the transfer. After such fifteen (15) year period, the transferee shall pay to CIGI or its designee a continuing monthly royalty equal to five percent (5%) of the Net Sales of the Kirby Restaurant and/or Voss Restaurant, as applicable. Such franchise agreement shall provide for an initial term of twenty (20) years plus one consecutive renewal term of twenty (20) years.
f)Transferor shall make no transfer of the Interest except to the offeror named in the Notice of Offer, on the terms and conditions as are consistent with those contained in the Notice of Offer (recognizing that the definitive agreement between Transferor and the offeror named in the Notice of Offer will have more details than just the Notice of Offer) and within the time limit specified in subsection (e). Any purported transfer not in compliance with all the requirements of the preceding sentence and having the prior written consent of CIGI and OSI shall be null and void. If Transferor does not close and consummate the transfer of the Interest in accordance with the requirements of (e) and (f) hereof, CIGI’s purchase option shall again be exercisable and Transferor shall make no transfer of the Interest until it has again complied with all terms and provisions of this Section 8, including, without limitation, issuance of a new Notice of Offer. Any modification to the purchase price or other material modification to an offer shall constitute a new offer for which CIGI’s purchase option shall again be exercisable and Transferor shall make no transfer pursuant to such modified offer until it has again complied with all terms and provisions of this Section 8, including, without limitation, issuance of a new Notice of Offer.
g)Except as otherwise provided in this Section 8, each party shall bear its own costs and expenses in connection with any proposed transaction related to the ROFR, including but not limited to fees of attorneys, financial advisors and any due diligence activities.
h)The ROFR in this Section 8 shall not apply to Permitted Transfers or Employee Transfers (as those terms are defined in Section 16 below).
9.Representations and Warranties of CIGI and OSI. Each of CIGI and OSI hereby represent and warrant, jointly and severally, as of the Effective Date of this Agreement, to Founders as follows:

a)Status. CIGI is a duly organized limited liability company, validly existing and in good and active status under the laws of the State of Florida, with all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated herein. OSI is a duly organized limited liability company, validly existing and in good and active status under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and consummate the transactions contemplated herein.

b)Authorization. Each of CIGI and OSI is duly authorized to enter into, sign and deliver this Agreement and to perform its covenants and obligations hereunder. This Agreement, when signed by an officer of CIGI and OSI, will constitute a valid and binding agreement, enforceable against CIGI and OSI in accordance with its terms.

c)No Conflict. The signing, delivery and performance of this Agreement by CIGI and OSI do not, and will not, immediately or with the passage of time, the giving of notice or otherwise, result in a breach of, constitute a default or violation under, or accelerate any obligation under any agreement or instrument to which CIGI or OSI is a party, or by which CIGI or OSI may be bound.

d)Approvals and Consents. All required consents, approvals or authorizations of any governmental authority, entity (including any trust) or person in connection with the execution or delivery of this Agreement by CIGI or OSI, and the performance of their respective obligations hereunder, have been obtained as of the Effective Date.
10.Representations and Warranties of Founders. Founders represent and warrant, jointly and severally, as of the Effective Date of this Agreement, to BBI Entities as follows:

a)Status. Each of MBI, MBI2, CI and CWI is a duly organized corporation, validly existing and in good and active status under the laws of the State of Texas, with all requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated herein.

b)Authorization. Each Founder is duly authorized to enter into, sign and deliver this Agreement and to perform its covenants and obligations hereunder. This Agreement, when signed by Johnny Carrabba, Damian Mandola, John Carrabba, Jr., and an officer of MBI, MBI2, CI and CWI, will constitute a valid and binding agreement, enforceable against Founders in accordance with its terms.

c)No Conflict. The signing, delivery and performance of this Agreement by Founders do not, and will not, immediately or with the passage of time, the giving of notice or otherwise, result in a breach of, constitute a default or violation under, or accelerate any obligation under any agreement or instrument to which Founders, or any of them, is a party, or by which Founders, or any of them, may be bound.

d)Approvals and Consents. All required consents, approvals or authorizations of any governmental authority, entity (including any trust) or person in connection with the execution or delivery of this Agreement by Founders, and the performance of their respective obligations hereunder, have been obtained as of the Effective Date.

e)Ownership. Except for the transfer from MBI to MBI2 pursuant to that certain Assignment of Royalty Fees dated effective as of April, 1995 and certain transfers to trusts for which notice was previously provided in accordance with the Royalty Agreement, Founders have not transferred, assigned, encumbered or disposed of any right, title or interest, whether direct or indirect, in or to the royalties provided for in Article III of the Royalty Agreement. Founders further represent and warrant that (i) all such transferees described above are bound by the terms and conditions of the Royalty Agreement and (ii) Johnny Carrabba, III and/or Damian Mandola have voting control of MBI2.
11.Covenants of Founders. In addition to other covenants or agreements of Founders set forth in this Agreement, Founders agree, jointly and severally, as follows:

a)Except as required by law or as necessary to protect its interests in legal proceedings involving the parties to this Agreement or third parties, at no time during the License Term, or at any time thereafter, shall any Founder, individually or jointly with others, for the benefit of any Founder or any third party, publish, disclose, use, or authorize anyone else to publish, disclose or use, any secret or confidential material or information relating to any aspect of the business or operations of CIGI, the System, or the Restaurants, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secret, technologies, recipes, formulas, or know-how of CIGI, its Affiliates or the System.

b)During the License Term and for a period of two (2) years from the expiration or termination of the License Term, Founders shall not, directly or indirectly, for themselves, or through, on behalf of, or in conjunction with any person, persons, partnership or corporation, own, maintain, operate, engage in, be employed by, or have any interest in, or lend any assistance to, any business which owns or operates, or licenses or franchises rights to own or operate, one or more full service Italian food restaurants and which is, or is intended to be, located within thirty (30) miles of an existing or proposed Restaurant utilizing the System, whether owned by CIGI, its Affiliates or a licensee/franchisee of CIGI; provided, however, that during the License Term, the foregoing geographic limitation shall not apply and, except for the Kirby Restaurant and the Voss

Restaurant, the Founders shall be prohibited from such ownership and/or activity regardless of whether such other business is within or without the thirty (30) mile radius. The term “proposed Restaurant” shall mean all locations for which CIGI (or its successor in interest as an owner of the System), any Affiliate of CIGI, or any licensee/franchisee is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing thereon a restaurant utilizing the System. This Section 11(b) shall not apply to ownership by any Founder of less than one percent (1%) beneficial interest in the outstanding equity securities of any corporation required to file periodic reports under the Securities and Exchange Act of 1934, as amended.

c)Notwithstanding any other provision to the contrary, the ownership and operation of the Trattoria Lisina restaurant that is located at 13308 FM 150 West, Driftwood, Texas 78619 (including any alternative [but not additional] address that is within a five (5) mile radius of the foregoing address) (“Trattoria Lisina”) shall not be deemed to violate the provisions of Section 11(b) above (or the post-term restrictive covenants in Section 5.2 of the Royalty Agreement, as incorporated into this Agreement by reference pursuant to Section 2 hereof), as long as Trattoria Lisina continues to be owned and controlled by Damian Mandola, his Immediate Family and/or his or their Affiliates.

d)Each of CI, CWI, MBI and MBI2 shall require and obtain execution of confidentiality covenants similar to those set forth in Section 11(a) above from the following persons: (i) all managers, kitchen managers and assistant managers of the Kirby Restaurant and/or Voss Restaurant; and (iii) all officers and directors of MBI, MBI2, CI or CWI. Such covenants shall be in form reasonably satisfactory to CIGI and naming CIGI as a third-party beneficiary of such covenants with the independent right to enforce them. Nothing in this Section 11(c) shall be construed as a guarantee by MBI, MBI2, CI or CWI of the enforceability of such covenants.

12.Indemnification by Founders. Founders agree, jointly and severally, to indemnify, defend, and hold harmless the BBI Entities and their respective Affiliates, directors, officers, shareholders, members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assigns of any and all of them (the “BBI Indemnified Parties”), and reimburse any and all of the BBI Indemnified Parties for, any and all Claims (as defined below) arising out of or related, directly or indirectly, to: (i) any breach of the representations or warranties set forth in Section 10 of this Agreement; (ii) any failure by Founders, or any of them, to perform any covenants or agreements contained in this Agreement; or (iii) the operation of the Original Restaurants, including, without limitation, negligence of Founders, or any of them, or their agents, employees or contractors. Under no circumstances will any BBI Indemnified Party be required to seek recovery from any insurer, other third party, or otherwise, or to mitigate its losses and expenses, in order to maintain and recover fully a Claim under this Section. Founders agree that a failure to pursue such recovery or to mitigate a loss will in no way reduce or alter the amounts any BBI Indemnified Party may recover. For purposes of this Agreement, “Claims” shall mean: (a) all liabilities, losses, damages (including, without limitation, consequential damages, but only to the extent such consequential damages are awarded to a third party and not consequential damages allegedly incurred by a BBI Indemnified Party absent an award to a third party for which a BBI Indemnified Party is liable), judgments, awards, settlements approved by the indemnified party (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including, without limitation, prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys’ fees and expenses); and (b) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments. Notwithstanding the foregoing, in the event the BBI Indemnified Parties are entitled to indemnification hereunder on account of the actions of either Johnny Carrabba or Damian Mandola, the indemnification obligations contained herein shall not be joint and several, but rather several only on the part of Johnny Carrabba or Damian Mandola, as applicable. The indemnity provisions of this Section 12 shall survive the expiration or termination of this Agreement.

13.Indemnification by CIGI and OSI. CIGI and OSI agree, jointly and severally, to indemnify, defend, and hold harmless Founders and their respective Affiliates, directors, officers, shareholders, members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assigns of any and all of them (the “Founder Indemnified Parties”), and reimburse any and all of the Founder Indemnified Parties for, any and all Claims arising out of or related, directly or indirectly, to (i) any breach of the representations or warranties set forth in Section 9 of this Agreement; or (ii) any failure by CIGI or OSI to perform any covenants or agreements contained in this Agreement. Under no circumstances will any Founder Indemnified Party be required to seek recovery from any insurer, other third party, or otherwise, or to mitigate its losses and expenses, in order to maintain and recover fully a Claim under this Section. CIGI and OSI agree that a failure to pursue such recovery or to mitigate a loss will in no way reduce or alter the amounts any Founder Indemnified Party may recover. The indemnity provisions of this Section 13 shall survive the expiration or termination of this Agreement.

14.Release by Founders. In specific consideration of CIGI and OSI’s entry into this Agreement, and effective as of the Effective Date, the Founders, for themselves and their respective Affiliates, directors, officers, shareholders, members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assigns of any and all of them (collectively, the “Founder Releasing Parties”), hereby release, remise, acquit, and forever discharge CIGI and OSI and their respective Affiliates, directors, officers, shareholders, members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assign s of any and all of them (collectively, the “BBI Released Parties”), from and against any and all debts, claims, demands, actions, causes of action, loss, losses, damage, damages, and liabilities of any nature or kind, contingent or fixed, known or unknown, at law or in equity or otherwise, which the Founder Releasing Parties (or any of them) now have or ever had against the BBI Released Parties, or any of them, including, without limitation, anything related to, or that may hereafter arise out of or relate to: (i) the Royalty Agreement or any related agreement; or (ii) the business relationship or other agreements between the BBI Released Parties, or any of them, on the one hand, and the Founder Releasing Parties, or any of them, on the other hand; for any matter arising prior to and including the Effective Date of this Agreement; provided, however, this release does not apply to any duties or obligations expressly contained in this Agreement.

15.Release by CIGI and OSI. In specific consideration of the Founders’ entry into this Agreement, and effective as of the Effective Date, CIGI and OSI, for themselves and their respective Affiliates. directors, officers, shareholders, members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assigns of any and all of them (collectively, the “BBI Releasing Parties”), hereby release, remise, acquit, and forever discharge Founders and their respective Affiliates, directors, officers, shareholders members, partners, employees, agents, attorneys and representatives, together with the predecessors, successors, heirs and assigns of any and all of them (collectively, the “Founder Released Parties”), from and against any and all debts, claims, demands, actions, causes of action, loss, losses, damage, damages, and liabilities of any nature or kind, contingent or fixed, known or unknown, at law or in equity or otherwise, which the BBI Releasing Parties, or any of them, now have or ever had against the Founder Released Parties, or any of them, including, without limitation, anything related to, or that may hereafter arise out of or relate to: (i) the Royalty Agreement or any related agreement; or (ii) the business relationship or other agreements between the BBI Released Parties, or any of them, on the one hand, and the Founder Releasing Parties, or any of them, on the other hand; for any matter arising prior to and including the Effective Date of this Agreement; provided, however, this release does not apply to (a) any duties or obligations expressly contained in this Agreement; (b) the operation of the Original Restaurants; or (c) any obligations that expressly or by their nature survive termination of the Royalty Agreement, including the confidentiality obligations and post-term restrictive covenants.

15.Non-disparagement. The parties each agree to refrain from disparaging or otherwise making derogatory comments or statements, orally or in writing, concerning the other party's or parties' character, business practices or operations, or in any way tending to harm the other party's or parties' reputation and standing or that of such party's or parties' officers, directors, employees, shareholders, Affiliates, agents, representatives, successors or assigns.
16.Transfers.
a)CIGI or OSI may transfer or assign this Agreement and all or any part of their rights and obligations hereunder, or all or any part of CIGI’s or OSI’s assets, to any person or legal entity without the consent of Founders; provided, however, that any transferee and successor will succeed to the rights of CIGI and/or OSI in the License and they expressly agree to assume CIGI’s or OSI’s obligations under this Agreement, as applicable. CIGI and OSI may change their ownership or form without any restriction. Founders expressly and specifically waive any claims, demands, or damages against the BBI Entities arising from or related to the transfer of the Proprietary Marks (or any variation of them) and/or the Carrabba’s IP (or any component thereof) from CIGI to any other party.
b)Except for Permitted Transfers or Employee Transfers (as those terms are defined below), Founders shall not, directly or indirectly, transfer or assign any interest in this Agreement (or any of their rights or obligations hereunder) or the Original Restaurants (including any ownership interests therein or all or substantially all of the assets thereof) without the prior written consent of CIGI and OSI and compliance with the terms of Section 8. Any purported transfer, by operation of law or otherwise, without CIGI’s and OSI’s required consent shall be deemed null and void. Any permitted transferee or assignee (including transfers pursuant to Section 16(c) or 16(d) below) shall be bound by the terms and conditions of this Agreement and shall sign a written agreement to that effect.
c)“Permitted Transfers” shall mean any assignment or transfer of interests to (i) Immediate Family Members of Johnny Carrabba, Damian Mandola, or John Carrabba, Jr. or (ii) any trust established by any of the foregoing individuals (alone or with their spouses) for estate planning purposes and for the benefit of Immediate Family Members; provided that, in each case, the transferee of such interests shall be subject to the same restrictions on further transfers as are contained in this Section 16 (including exceptions to such restrictions pursuant to this Section 16(c)). The term “Immediate Family Member(s)” shall mean the spouse, parents, brothers, sisters and children, whether natural or adopted, of any individual. Founders shall provide advance written notice to CIGI and OSI for any Permitted Transfers.
d)“Employee Transfers” shall mean any assignment or transfer of interests, whether alone or together with previous, simultaneous or proposed transfers, to not more than five (5) individuals (in the aggregate) each of whom has been employed by MBI, MBI2, CI, CWI or their Affiliates in connection with the Original Restaurants for at least ten (10) years as of the Effective Date of this Agreement (collectively, the “Founder Employees”); provided that, in each case, the transferee of such interests shall be subject to the same restrictions on further transfers as are contained in this Section 16. Founders shall provide advance written notice to CIGI and OSI for any Employee Transfers. If the transfer involves all or substantially all of the assets of the Kirby Restaurant and/or Voss Restaurant, or a controlling interest (direct or indirect) in the entity that then owns/operates the restaurants, then:

i.the transferee and CIGI shall sign a license agreement, in form mutually acceptable to both parties, related to the use of the Proprietary Marks and System in the operation of the Kirby Restaurant and/or Voss Restaurant, which new license agreement shall (A) replace and supersede the License Agreements; (B) contain terms and provisions reasonably necessary to protect CIGI’s interests in and to the Carrabba’s IP; (C) require a continuing royalty fee equal to five percent (5%) of Net Sales commencing on the fifteenth (15th) anniversary of the effective date of the transfer; and (D) provide for an initial term of twenty (20) years plus one consecutive renewal term of twenty (20) years. There shall be no initial fee, marketing fees or other fees payable under the new license agreement, except for the five percent (5%) royalty fee.
ii.Transferee shall designate at least one of the Founder Employees as the “Designated Principal” who shall (A) own and control at least twenty (20%) percent of the equity and voting rights in the entity (or entities) that own the Kirby Restaurant and/or Voss Restaurant, as applicable; (B) have sufficient business and industry experience, and devote sufficient time and attention, necessary to actively oversee the operations of the restaurants; and (C) have authority to direct and control the day-to-day operations of the restaurants and to make decisions, on behalf of the Founder Employees, relating to the affairs of the business in its dealings with CIGI.
17.Notices. All notices or requests to be given hereunder by any party shall be in writing and will be deemed to be duly given if delivered personally or sent by nationally recognized overnight delivery service (e.g., FedEx), or by registered or certified mail, postage prepaid, to:

If to MBI, MBI2, CI	MANGIA BEVE, INC.
Johnny Carrabba or John	3131 Argonne Street
Carrabba, Jr.:	Houston, TX 77098
Attn: John C. Carrabba, III

If to CWI:	VOSS, INC.
3131 Argonne Street
Houston, TX 77098
Attn: John C. Carrabba, III

If to Damian Mandola:	DAMIAN C. MANDOLA
2155 Addison Road
Houston, TX 77030

In each case with a copy to:	BoyarMiller
2925 Richmond Avenue, 14th Floor
Houston, TX 77098
Attn: Gary W. Miller

If to CIGI or OSI	CARRABBA’S ITALIAN GRILL, LLC
2202 N. West Shore Blvd, Suite 500
Tampa, FL 33607
Attn: Chief Legal Officer

18.Relationship of Parties. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between or among them and that nothing in this Agreement is intended to constitute any party an agent, legal representative, joint-venturer, partner, employee or servant of another party for any purpose whatsoever.

19.Governing Law. This Agreement and the rights and obligations hereunder shall be governed by Florida law. The parties agree that venue and jurisdiction for any disputes related to or arising out of this Agreement shall be exclusively in the federal and state courts located in Hillsborough County, Florida, and each party hereby consents and irrevocably submits to the personal jurisdiction and venue of such courts and waives any objection that such courts constitute an inconvenient forum.

20.Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.Enforcement Costs. If a legal action is initiated by any party to this Agreement or its Affiliates against another party or its Affiliates, arising out of or relating to any right or obligation hereunder, any and all fees, costs and expenses reasonably incurred by each successful party (as determined by the applicable court) in investigating, preparing for, prosecuting, defending against, or providing evidence in respect of, such action will be paid or reimbursed by the unsuccessful party.

22.Expenses. Each party shall pay all fees and expenses incurred by them, including the fees of their respective counsel, accountants, and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated herein.
23.Taxes. Founders shall be responsible for any sales, use, income, gross receipts, capital gains, transfer or similar taxes or assessments imposed by any taxing authority with respect to the transactions contemplated hereunder.
24.Survival. All covenants, obligations, and agreements of the parties which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination or expiration of this Agreement, will survive such termination or expiration.
25.No Third Party Beneficiary. Nothing in this Agreement is intended or shall be construed to create any right, claim or remedy in favor of any person other than the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties’ respective successors, permitted assigns, heirs, personal representatives and administrators.
26.Opportunity to Consult Counsel. Each party to this Agreement acknowledges that such party has had the opportunity to review this Agreement and to consult with legal counsel of their own choosing concerning the terms of this Agreement prior to its execution. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party’s being deemed to have drafted or structured such provisions.
27.Recitals. The parties acknowledge and agree that the Recitals are true and correct and are incorporated herein by reference.
28.Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement.
29.Modification; Waiver. This Agreement shall not be modified except by an instrument in writing duly signed on behalf of the party against whom enforcement of such modification is sought. No waiver of any provision of this Agreement shall be effective unless in writing and similarly signed, nor shall any failure of any party to enforce any right or remedy hereunder be deemed a waiver of such right or remedy for the future in the same or any situation. Notwithstanding the foregoing, the parties agree that CIGI shall have the right, in its sole discretion, to reduce the scope of any restrictive covenants set forth in Section 2, Section 11 or otherwise, or any portion thereof, effective immediately upon receipt of written notice thereof; and each Founder agrees that it shall forthwith comply with any covenant as so modified, which shall be fully enforceable against such Founder.
30.Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. To the extent any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties will use reasonable efforts to negotiate and agree upon provisions that are valid, legal and enforceable in the applicable jurisdiction and that accomplish to the extent practicable, those provides held to be invalid, illegal or unenforceable, provided, however no Party shall be required to agree upon a substitute provision to the extent that such provision requires other than a de minimis expenditure by such Party or otherwise adversely effects such party to any material extent.
31.Headings. The headings, captions and arrangements used in this Agreement are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meaning thereof.
32.Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

33.Counterparts. This Agreement may be executed in one or more counterparts or by any electronic means, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement effective as of the day and year first written above.

“CIGI”

CARRABBA’S ITALIAN GRILL, LLC
(formerly Carrabba’s Italian Grill, Inc.), a
Florida limited liability company

By:	/s/ Kelly Lefferts
Kelly Lefferts,
Executive Vice President, Chief
Legal Officer and Secretary

“OSI”

OSI RESTAURANT PARTNERS, LLC
(formerly OSI Restaurant Partners, Inc.,
formerly Outback Steakhouse, Inc.), a Delaware
corporation

By:	/s/ Kelly Lefferts
Kelly Lefferts,
Executive Vice President, Chief
Legal Officer and Secretary

“MBI”

MANGIA BEVE, INC., a Texas corporation

By:	/s/ John C. Carrabba, III
John C. Carrabba, III
President

“MBI2”

MANGIA BEVE II, INC., a Texas corporation

By:	/s/ John C. Carrabba, III
John C. Carrabba, III
President

“CI”

ORIGINAL, INC. (formerly Carrabba,Inc.), a
Texas corporation

By:	/s/ John C. Carrabba, III
John C. Carrabba, III
President

“CWI”

VOSS, INC. (formerly Carrabba Woodway,
Inc.), a Texas corporation

By:	/s/ John C. Carrabba, III
John C. Carrabba, III
President

“JOHNNY CARRABBA”

/s/ John C. Carrabba, III
John C. Carrabba, III, individually

“DAMIAN MANDOLA”

/s/ Damian C. Mandola
Damian C. Mandola, individually

“JOHN CARRABBA, JR.”

/s/ John C. Carrabba, Jr.
John C. Carrabba, Jr., individually

EXHIBIT A
Signature Menu Items
•Chicken Bryan
•Pollo Rosa Maria
•Scotty Thompson Bruschette
•Spiedino Di Mare
•Mahi Wulfe
•Linguine Pescatore
•Fettuccine Carrabba (AKA Pasta Carrabba)
•Mezzaluna
•Pasta Georgio
•Mr. C’s signature grill baste
•Johnny Rocco salad
•Mama Mandola’s Sicilian Chicken Soup
•Ricardo sauce for dipping or topping dishes
•Rigatoni Martino
•Scampi Damian
•Picchi Pacchiu (Using that name for this type of sauce)
•Spicy Sicilian butter for dipping or topping dishes
•Dessert Rosa
•John Cole dessert
•Limoncello Bread Pudding
•Fruit filled handmade crostatas
•Sogno Di Cioccolata “chocolate dream”
•Cozze in Bianco (The use of our signature house made lemon butter sauce to create the recipe)
•Shrimp Diavolo
•A combination plater designed like “The johnny” and “Chicken trio”
•Cannoli Cake for Two
•Marketing Terms
•Bring homemade home
•Amore Monday or any other day of week
•Founder’s Favorites
•Sangria Sunday